FIRST AMENDMENT
TO
VOTING AGREEMENT

     THIS FIRST  AMENDMENT TO VOTING  AGREEMENT  (this  "Amendment") is made and entered  into on the 6th day of  June,  2002,  by and  among  James  P.  Jimirro ("Jimirro"), Daniel S. Laikin ("Laikin"), and Ronald Holzer ("Holzer").

RECITALS

A. Jimirro, Laikin and Holzer are parties to that certain Voting Agreement dated as of May 17, 2002, relating to their shares of the common stock and/or Series B Convertible  Preferred Stock (the "Series B Preferred") of J2 Communications,  a California  corporation  (the  "Company").  Various  other  shareholders  of the Company are also parties to the Voting Agreement.

B. Pursuant to Section 3(d) of the Voting Agreement, the Voting Agreement can be amended in writing by Jimirro and the  holders of a majority of the  outstanding shares of  Series B  Preferred  that were  purchased  pursuant  to that  certain Preferred Stock and Warrant Purchase  Agreement dated April 25, 2002, as amended by a First Amendment to Preferred Stock and Warrant Purchase Agreement dated May 17, 2002,  among the Company,  Laikin,  Holzer and other  purchasers of Series B Preferred (the "Purchase Agreement").

C.  Laikin is the holder of more than a majority  of the  outstanding  shares of Series B Preferred purchased pursuant to the Purchase Agreement.

AGREEMENTS

     NOW,  THEREFORE,  in  consideration  of the  foregoing  and  of the  mutual promises and covenants made herein,  Jimirro,  Laikin and Holzer agree to amend, and do hereby amend, the Voting Agreement as follows:

     Section  1.  Holzer  Removal.  Holzer is  removed  as a party to the Voting Agreement effective as of May 17, 2002.

     Section 2. Continued Effect.  The Voting Agreement shall continue in effect as to all parties thereto other than Holzer in accordance with its terms and as amended hereby.

     Section 3. Notice of Amendment.  Laikin will provide a signed  photocopy of this  Amendment  to all parties to the Voting  Agreement  who are not signers of this Amendment.  However,  his failure to do so as to any or all of such parties to the Voting  Agreement will not impair the  effectiveness  of this  Amendment, constitute   grounds  for   contesting   the  validity   hereof  or  impair  the effectiveness or enforceability of the Voting Agreement as among or against such party or parties, or any of the other parties thereto.

     IN WITNESS WHEREOF Jimirro,  Laikin and Holzer have executed this Amendment as of the date first above written.

/s/ James P. Jimirro	/s/ Daniel S. Laikin
James P. Jimirro	Daniel S. Laikin

/s/ Ronald Holzer
Ronald Holzer